Exhibit 10.56

Amendment No. 1

to the

Coca-Cola Bottling Co. Consolidated

Supplemental Savings Incentive Plan

(As Amended and Restated Effective November 1, 2011)

THIS AMENDMENT NO. 1 to the Coca-Cola Bottling Co. Consolidated Supplemental Savings Incentive Plan (as amended and restated effective November 1, 2011) (the “Plan”) is adopted by the Committee.

WHEREAS, Coca-Cola Bottling Co. Consolidated (the “Company”) has adopted and maintained the Plan to provide benefits to selected key employees;

WHEREAS, the Plan authorizes the Committee to make amendments to the Plan; and

WHEREAS, the Committee desires to amend the Plan to include greater flexibility in the amount of the Matching Contribution provided under the Plan.

NOW THEREFORE, effective as of January 1, 2013 a new Subsection (c) is added to Section 3.1 of the Plan to read as follows:

“(c)

Post-2012 Matching Contributions:  The Plan Administrator, in his or her sole and absolute discretion, may change the amount of the Matching Contribution described in Subsection (b) of this Section for any Plan Year beginning after the 2012 Plan Year, from time to time with respect to payroll periods subsequent to the adoption of such change; provided, however, that any such change may not cause an increase to the Matching Contribution described in Subsection (b) of this Section.”

The Coca-Cola Bottling Co. Consolidated Supplemental Savings Incentive Plan (as amended and restated effective November 1, 2011), as amended by this Amendment No. 1, is hereby ratified and confirmed in all respects.

Compensation Committee of the Board of
Directors of Coca-Cola Bottling Co. Consolidated

By:	/s/ Umesh Kasbekar
Umesh Kasbekar

Date: May 31, 2013